                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BRE PROPERTIES, INC.
                             --------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
                                      ---
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): N/A

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies: N/A
     (2) Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* N/A
     (4) Proposed maximum aggregate value of transaction: N/A
     (5) Total fee paid: N/A

[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid: N/A
     (2) Form, Schedule or Registration Statement No.: N/A
     (3) Filing party: N/A
     (4) Date filed: N/A

---------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

LOGO
                              BRE PROPERTIES, INC.

                                                                  March 16, 1998

Dear Shareholder:

  It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Tuesday, April 14, 1998 at 10:00 a.m. Pacific time, in the Oak Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California.

  This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the meeting, you will have the opportunity to speak informally with the directors and officers.

  At the Annual Meeting, you will be asked to vote on: (i) electing two Class I directors for a term of three years, (ii) approving an amendment increasing the Company's Amended and Restated Non-Employee Director Stock Option Plan from 800,000 shares to 1,550,000 shares and modifying certain other provisions of the Plan as described herein, and (iii) such other matters as may properly come before the meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE TWO DIRECTOR NOMINEES AND TO APPROVE THE OTHER ITEM TO BE VOTED ON AT THE ANNUAL MEETING.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly, or you may utilize our telephone voting procedure, as more fully described in this document. If you attend the meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

  Please vote promptly and we look forward to seeing you at the Annual Meeting.

                                         Sincerely,

                                         BRE Properties, Inc.

                                         LOGO
                                         Frank C. McDowell
                                         President & Chief Executive Officer

                             BRE PROPERTIES, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc. (the "Company") will be held on April 14, 1998 at 10:00 a.m. Pacific time, in the Oak Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, for the following purposes;

  1. To elect two Class I directors for a term of three years.

  2. To approve amendments to the Amended and Restated Non-Employee Director Stock Option Plan, including increasing the Plan from 800,000 to 1,550,000 shares.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 2, 1998 are entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          LeRoy E. Carlson,
                                          Secretary

Dated: March 16, 1998

                             BRE PROPERTIES, INC.
                       44 MONTGOMERY STREET, 36TH FLOOR
                         SAN FRANCISCO, CA 94104-4809
                           TELEPHONE: (415) 445-6530
                           FACSIMILE: (415) 445-6505

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

  The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on April 14, 1998 at 10:00 a.m. Pacific time, or at any adjournment thereof. The meeting will be held in the Oak Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California. At the meeting, holders of record of the Company's common stock ("Common Stock") at the close of business on March 2, 1998 (the "Record Date") are entitled to vote. On that date, the Company's outstanding capital stock consisted of 41,881,084 shares of Common Stock, each of which is entitled to one vote at the meeting.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. Directors, officers and employees of the Company may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy.

  The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Direct Stock Purchase & Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held directly by the shareholder.

  In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can vote their shares by calling the toll-free telephone number on the proxy card. The telephone voting procedure is designed to authenticate shareholders by use of a control number on your proxy card. The procedure allows shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone are set forth on the enclosed proxy card.

  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no choice is specified, the shares represented by a signed proxy will be voted for the election of the two nominees for Class I Director, in favor of the other proposal set forth in the notice attached hereto, and in the proxy holder's discretion upon such other business as may properly come before the meeting. The two nominees for election as Class I Directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as directors (Proxy Item No. 1). The affirmative votes of the holders of a majority of the shares present and voting in person or by proxy at the Annual Meeting, provided a quorum is present and voting, shall be required to approve amendment of the Amended and Restated Non-Employee Director Stock Option Plan (Proxy Item No. 2).

  Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. Abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will be included in the determination of shares present at the Annual Meeting for purposes of determining the presence of a quorum, i.e., a majority of the shares outstanding on the Record Date. Abstentions will be counted towards the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters. Shares held by broker-dealers as to which beneficial owners have not delivered voting instructions may be voted by such broker-dealers in the election of directors and on Proxy Item No. 2.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

  The Company's principal executive offices are located in 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809. The Company's telephone number is (415) 445-6530.

  This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about March 18, 1998.

                             ELECTION OF DIRECTORS
                              (PROXY ITEM NO. 1)

  The Company's Board of Directors (the "Board") consists of eight members, divided into three classes, designated Class I, Class II and Class III. The Articles of Incorporation provide that there shall be from three to 15 directors, as determined from time to time by the Board. Currently, there are two Class I directors, three Class II directors and three Class III directors.

  At the Annual Meeting, two Class I directors are to be elected for a term of three years (expiring in the year 2001) or until the election and qualification of their successors. The persons proposed for reelection as the Class I directors are Arthur G. von Thaden and Roger P. Kuppinger. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the reelection of Messrs. von Thaden and Kuppinger, who are the present Class I directors.

  In the unanticipated event that any nominee should become unavailable for election or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.

  The following table sets forth certain information as to the nominees, as well as the other current members of the Board, including their age, principal business experience during the past five years, the year they each first became a director, Board committee membership, and other directorships currently held in companies with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any Company registered as an investment Company under the Investment Company Act of 1940.

NOMINEES--CLASS I DIRECTORS:

                      PRINCIPAL BUSINESS EXPERIENCE                                 BOARD
                            DURING PAST FIVE                        DIRECTOR      COMMITTEE
 NAME                             YEARS                         AGE SINCE(1)     MEMBERSHIP
 ----                 -----------------------------             --- --------     ----------
 Arthur G. von Thaden     President and Chief Executive          65   1981         Audit*,
                           Officer of the Company from                        Asset Management
                           1970 to June 1995. Chief
                           Executive Officer,
                           BankAmerica Realty Services,
                           Inc., a real estate
                           investment advisory firm,
                           from 1970 to 1987.
 Roger P. Kuppinger       Financial advisor to public and        57   1995         Audit,
                           private companies, since                          Strategic Planning,
                           February 1994. Senior Vice                         Capital Markets*
                           President and Managing
                           Director, Sutro & Co., Inc.,
                           an investment banking company,
                           from 1969 to February 1994.
                           Director, Realty Income
                           Corporation.

                    PRINCIPAL BUSINESS EXPERIENCE                                 BOARD
                          DURING PAST FIVE                        DIRECTOR      COMMITTEE
 NAME                           YEARS                         AGE SINCE(1)      MEMBERSHIP
 ----               -----------------------------             --- --------      ----------
CLASS II DIRECTORS--TERM EXPIRES IN 1999:

 L. Michael Foley       Principal, L. Michael Foley and        59   1994          Audit,
                         Associates, real estate and                          Compensation*,
                         corporate consulting, since                       Strategic Planning,
                         1996. Senior Vice President                         Capital Markets
                         and Chief Financial Officer,
                         Coldwell Banker Corporation,
                         1995-1996. Chairman and Chief
                         Executive Officer, Sears
                         Savings Bank, 1989-93. Senior
                         Executive Vice President,
                         Coldwell Banker Real Estate
                         Group, Inc., 1986-93.
                         Executive Vice President,
                         Homart Development Co., 1983-
                         1993.
 John McMahan           Chairman of the Board of the           60   1993       Executive*,
                         Company. Managing Principal,                      Strategic Planning*,
                         The McMahan Group, real estate                      Capital Markets,
                         strategic management                                  Compensation
                         consultants, since 1996.
                         President, John McMahan
                         Associates, Inc., a management
                         consulting firm, and McMahan
                         Real Estate Securities, Inc.,
                         a real estate investment firm,
                         1994 to 1996. President and
                         Chief Executive Officer,
                         Mellon/McMahan Real Estate
                         Advisors, Inc., a real estate
                         advisory firm, 1990-94.
 Gregory M. Simon        Self employed as a private            56   1991   Strategic Planning,
                          investor, since 1991. Senior                        Compensation,
                          Vice President, H.F.                                Acquisitions*
                          Ahmanson & Co. and Home
                          Savings of America, from
                          1983 to 1991. Officer and
                          Director, Golden Orange
                          Broadcasting, a privately
                          held corporation.

CLASS III DIRECTORS--TERM EXPIRES IN 2000:

 Frank C. McDowell       President and Chief Executive         49   1995        Executive
                          Officer of the Company, since
                          June 1995. Chief Executive
                          Officer and Chairman of
                          Cardinal Realty Services,
                          Inc., 1992-95. Senior Vice
                          President, Head of Real
                          Estate, First Interstate Bank
                          of Texas, 1988-92.
 William E. Borsari     Chairman or President, The             59   1992        Executive,
                         Walters Management Company, a                     Strategic Planning,
                         real estate asset management                       Asset Management*
                         company, for more than five
                         years.

                    PRINCIPAL BUSINESS EXPERIENCE                              BOARD
                          DURING PAST FIVE                       DIRECTOR    COMMITTEE
 NAME                           YEARS                        AGE SINCE(1)    MEMBERSHIP
 ----               -----------------------------            --- --------    ----------
 C. Preston Butcher     President and Chief Executive         59   1985      Executive,
                         Officer, Lincoln Property                         Acquisitions,
                         Company, N.C., Inc., a real                      Asset Management
                         estate developer, and
                         President and Chief Executive
                         Officer, Lincoln Property
                         Company Management Services,
                         Inc., a real estate management
                         company, for more than five
                         years. Director, The Charles
                         Schwab Corporation.

--------
* Denotes committee chairman.

(1) For Messrs. von Thaden and Butcher, includes service as a trustee of the Company's predecessor, BankAmerica Realty Investors. For Messrs. Kuppinger, Simon and Borsari (who joined the Board in March 1996), includes service as a trustee of Real Estate Investment Trust of California ("RCT"), which merged with the Company in March 1996.

  A description of the business experience of the other executive officers of the Company is contained in the Company's annual report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission. The Company will provide, without charge, a copy of its Form 10-K upon the written request of any shareholder solicited hereby made to the Investor Relations Department of the Company at the address set forth on page one of this Proxy Statement.

  Mr. Butcher, a Class III director, is a managing general partner in approximately 240 partnerships which act as the general partner of single purpose limited partnerships, each of which owns a rental real estate property. To date, 16 of these single purpose limited partnerships have filed for protection under the Federal bankruptcy laws.

VOTE REQUIRED

  The two nominees who receive the highest numbers of votes shall be elected as Class I directors. The Board of Directors unanimously recommends that the shareholders vote FOR Messrs. von Thaden and Kuppinger.

BOARD AND COMMITTEE MEETINGS; COMPENSATION OF DIRECTORS

  During the year ended December 31, 1997, the Board held 10 regular meetings and five special meetings. All of the directors attended 75% or more of the meetings of the Board and the committees on which they served during 1997.

  In response to the Company's rapid growth since 1995, the Board has created several committees in order to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management timely interface and response to factors affecting the ongoing operations of the Company. Further, management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions. While the committee structure has improved the level of Board oversight, it has also greatly increased the effort and time required of Board members who serve on the various committees.

  The Board has established the following committees: Audit, Executive, Compensation, Strategic Planning, Capital Markets, Acquisition and Asset Management. The present members of these committees are indicated in the preceding section of this Proxy Statement.

  The Audit Committee reviews the consolidated financial statements and accounting policies with both management and the independent auditors. Such review includes an assessment as to whether the consolidated financial statements are complete and consistent with information known to them and reflect appropriate accounting principles. The Audit Committee also reviews the insurable risks impacting the Company and the management thereof. The Audit Committee meets with the independent auditors in preparation for, and in review of, the annual audit. During 1997, the Audit Committee met four times.

  The Executive Committee has all powers of the Board in the management and affairs of the Company, subject to limitations prescribed by the Board and by Maryland law. The Executive Committee met once during 1997.

  The Compensation Committee reviews the compensation of officers and the management succession plan, administers the Company's stock compensation plans and nominates directors. The Compensation Committee met numerous times on an informal basis and met formally four times during 1997.

  The Strategic Planning Committee supplements and assists the full Board in the review and definition of a strategic plan for the Company, including such considerations as growth, geographic concentration and asset type. Further, the Strategic Planning Committee conducts an ongoing evaluation and assessment of the Company's prospects and future in the industry. The Strategic Planning Committee met formally two times during 1997.

  The Capital Markets Committee reviews and establishes a capital market strategy and directs and implements such strategy. Further, the Capital Markets Committee is delegated certain powers from time to time in the execution of the financial affairs of the Company. The Capital Markets Committee met formally five times during 1997 and had extensive informal meetings.

  The Acquisition Committee reviews, analyzes and recommends to the Board whether proposed acquisitions should be undertaken. This process includes site visits to properties and meeting with management and staff to review potential acquisitions. The Acquisition Committee held informal meetings approximately two times per month and reported its activity to the Board at regular Board meetings and met formally two times during 1997.

  The Asset Management Committee reviews property performance and annual budgets and determines which assets should be divested. The Asset Management Committee met formally two times during 1997 and held numerous informal meetings, including meeting with management and several property tours.

  The Company has adopted a policy of paying retainer and meeting fees of non-employee directors solely in at-market stock options. Activity in 1997 under the Company's Amended and Restated Non-Employee Director Stock Option Plan was as follows:

                                               SHARES PER  TOTAL  EXERCISE PRICE
              GRANT DATE           GRANT (1)    DIRECTOR  GRANTED   PER SHARE
              ----------          ------------ ---------- ------- --------------
     2/24/97..................... Incentive(2)    5,000    40,000     $24.25
     4/30/97.....................     Chairman   25,000    25,000     $23.50
     10/16/97....................       Annual   25,000   175,000     $27.88

--------
(1) Options apply to all directors except Mr. McDowell.

(2) Granted for 1996 performance as further described below.

  The Non-Employee Director Stock Option Plan provides each non-employee director annual stock options for 25,000 shares of Common Stock (50,000 shares for the Chairman) in lieu of cash compensation, plus options for an additional 5,000 shares if for the preceding fiscal year the increase in the Company's funds from operations ("FFO") per share over the prior year places the Company at or above the 80th percentile in this category for the ten largest publicly-traded multifamily real estate investment trusts. Options granted under the Plan have a term of ten years and the automatic annual grants become exercisable as to one-twelfth of the shares per month, so that the options are fully vested by the first anniversary of the date of grant. The additional 5,000-share grant related to the FFO per share increase (if such requirement has been met) vests immediately. The directors are also reimbursed for their out-of-pocket expenses in attending meetings. See proposed changes to the Plan at AMENDING THE AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN (Proxy Item No. 2).

  The Board had previously adopted a share ownership guideline of 10,000 shares of Common Stock for non-employee directors who currently serve on the Board. This guideline has been revised and now targets each new director to own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of the Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with; except that Mr. Kuppinger inadvertently filed a late report showing his purchase of 405 shares in January 1997 under the Company's Direct Stock Purchase & Dividend Reinvestment Plan.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 3, 1998, information regarding the beneficial ownership of Common Stock by each director, by each named executive officer (as hereinafter defined) and by all directors and executive officers as a group. The amounts shown are based upon information provided by the individuals named.

                                                                  SHARES OF
                                                                    COMMON         PERCENTAGE OF
                                                                    STOCK        OUTSTANDING SHARES
                                        CURRENT POSITION WITH    BENEFICIALLY       BENEFICIALLY
                 NAME                          COMPANY             OWNED(1)         OWNED (1)(2)
                 ----                   ---------------------    ------------    ------------------
 Frank C. McDowell................... Director, President and        92,614 (3)
                                      Chief Executive Officer
 William E. Borsari.................. Director                       73,702 (4)
 C. Preston Butcher.................. Director                       68,166 (5)
 L. Michael Foley.................... Director                       74,166 (6)
 Roger P. Kuppinger.................. Director                       66,606 (7)
 John McMahan........................ Chairman of the Board         103,749 (8)
 Gregory M. Simon.................... Director                      115,150 (9)
 Arthur G. von Thaden................ Director                      117,988(10)
 Jay W. Pauly........................ Senior Executive Vice         228,446(11)
                                      President and Chief
                                      Operating Officer
 LeRoy E. Carlson.................... Executive Vice President      124,315(12)
                                      and Chief Financial
                                      Officer
 Byron M. Fox........................ Executive Vice                 99,717(13)
                                      President, Acquisitions
 John H. Nunn........................ Senior Vice President,         68,854(14)
                                      Property Management
 All directors and executive officers
  as a group (14 persons)............                             1,814,709(15)         4.2%

--------
 (1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.

 (2) Except where otherwise indicated, does not exceed 1%.

 (3) Mr. McDowell--includes 15,000 shares that may be purchased upon the exercise of stock options that are currently exercisable on or before May 2, 1998. Also includes 8,164 shares held as restricted shares, 450 shares held by Mr. McDowell's wife in which he disclaims any interest and 65,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.

 (4) Mr. Borsari--includes 59,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998. Also includes 12,168 shares held in an intervivos trust and 956 shares held by his wife.

 (5) Mr. Butcher--includes 2,000 shares held by Mr. Butcher's wife as her separate property and 2,000 shares held by Mr. Butcher and his wife as community property, as to which he has shared voting and investment power. Also includes 64,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998.

 (6) Mr. Foley--includes 10,000 shares owned by a family trust of which Mr. Foley and his wife are trustees, as to which he has shared voting and investment power, and 64,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998.

 (7) Mr. Kuppinger--includes 7,440 shares owned by a trust where he and his wife are trustees and 59,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998.

 (8) Mr. McMahan--includes 103,749 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998.

 (9) Mr. Simon--includes 2,112 shares owned by his wife as separate property, 4,274 shares held in trust for his children where Mr. Simon is the trustee and 59,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998.

(10) Mr. von Thaden--includes 252 shares held by Mr. von Thaden's wife in her Individual Retirement Account, as to which Mr. von Thaden has no voting or investment power. Also includes 79,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998.

(11) Mr. Pauly--includes 194,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998. Also includes 30,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company and 4,446 shares owned by an intervivos trust where Mr. Pauly and his wife are trustees. See Stock Loans.

(12) Mr. Carlson--includes 50,166 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998. Also includes 20,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.

(13) Mr. Fox--includes 76,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998. Also includes 4,000 shares held as restricted shares, and 15,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.

(14) Mr. Nunn--includes 15,900 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998. Also includes 20,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.

(15) Includes 839,805 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before May 2, 1998. Also includes 12,164 shares held as restricted shares and 581,236 units of interest in a subsidiary of the Company held by two non-named executive officers which are exchangeable into common stock on a 1:1 basis starting November 18, 1998.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

  The following table shows the compensation for the past three years of the Company's Chief Executive Officer and the four other highest paid executive officers for the year ended December 31, 1997 (the "named executive officers").

                                                            LONG-TERM COMPENSATION AWARDS
                                                    -------------------------------------------------
                                       ANNUAL
                                    COMPENSATION     RESTRICTED
        NAME AND                 ------------------    SHARE     OPTIONS/           ALL OTHER
   PRINCIPAL POSITION    YEAR    SALARY($) BONUS($) AWARDS($)(1) SARS(#)     COMPENSATION($)(2)(3)(4)
   ------------------    ----    --------- -------- ------------ --------    ------------------------
Frank C. McDowell....... 1997    $348,001  $348,001   $    --     30,000             $29,834
President and Chief      1996    $313,998  $306,798        --     60,000             $ 2,250
Executive Officer        1995    $167,914  $153,484   $125,011   140,000                 --
 (since June 5, 1995)
Jay W. Pauly............ 1997    $244,658  $122,500   $    --     32,500             $ 5,675
Senior Executive Vice    1996(5) $234,644  $117,500        --     45,000(7)          $ 4,863
President and Chief      1995(6) $207,480  $ 27,400        --        --              $ 6,049
Operating Officer
 (since March 15, 1996)
LeRoy E. Carlson........ 1997    $225,672  $100,000   $    --     25,000             $ 5,673
Executive Vice           1996(5) $215,754  $ 90,000        --     35,000(7)          $ 4,863
President and Chief      1995(6) $200,000  $ 22,113        --        --              $ 5,750
 Financial Officer
 (since March 15, 1996)
Byron M. Fox............ 1997    $215,517  $ 55,000   $    --     25,000             $12,478
Executive Vice           1996    $210,734  $ 80,000        --     20,000             $ 2,250
 President,
Acquisitions             1995    $175,370  $ 59,000        --     25,000             $15,287
John H. Nunn............ 1997    $174,229  $ 40,000   $    --     25,000             $ 5,675
Senior Vice President,   1996(5) $156,175  $ 65,000        --     30,000(7)          $ 4,863
Property Management      1995(6) $145,000  $ 22,113        --        --              $ 3,675
 (since March 15, 1996)

--------
(1) Represents the aggregate value of restricted share awards at the date of award. In 1997, 1996 and 1995, the named executive officers received the following restricted share awards:

                                                                 1997 1996 1995
                                                                 ---- ---- -----
       McDowell................................................. --   --   8,164

    The restrictions on Mr. McDowell's shares lapse on the third anniversary of the grant date and may lapse earlier upon termination of employment following a change in control. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Mr. McDowell. Dividends are paid on restricted shares at the same rate and at the same time as on the Common Stock.

    At December 31, 1997, the aggregate number and value of shares of restricted stock (based on the market price of $28.25 per share at December 31, 1997) held by each of the named executive officers was as follows:

                                                                 NUMBER  VALUE
                                                                 ------ --------
       McDowell................................................. 8,164  $230,633
       Fox...................................................... 4,000  $113,000

(2) Consists of contributions to the Company's defined contribution retirement plan (401(k) Plan) on behalf of the named executive officers. Also includes the Company's payments of $27,459 and $10,103 in 1997 for Messrs. McDowell and Fox, respectively, representing the value of the Supplemental Retirement Plan ("SERP") which they would have received had the SERP not been terminated in 1996. Previously, Mr. Fox was credited $10,303 and $1,250 for service in 1996 and 1995, respectively, pursuant to the SERP. Additionally includes for each of Messrs. Pauly, Carlson and Nunn for 1997 and 1996, the $3,300 and $2,613 benefit, respectively, of an interest-free $50,000 loan, assuming a market interest rate equal to the Company's borrowing cost.

(3) Does not include potential loan forgiveness. See Stock Loans. While the amount to be forgiven is not yet determinable, the following amounts were expensed:

                                                          1997    1996    1995
                                                         ------- ------- -------
     Mr. McDowell....................................... $63,583 $62,037 $45,639
     Mr. Pauly.......................................... $29,352 $21,349     --
     Mr. Carlson........................................ $19,725 $14,252     --
     Mr. Fox............................................ $18,434 $16,110 $ 6,461
     Mr. Nunn........................................... $19,725 $14,252     --

(4) Does not include one-time housing and relocation allowances for expenses related to relocating to the San Francisco Bay Area: in 1996, Mr. Pauly, $85,112; Mr. Carlson, $44,982; and Mr. Nunn, $48,531; in 1995, Mr.
    McDowell, $16,987.

(5) Includes compensation from RCT for January 1 to March 15, 1996.

(6) Compensation from RCT.

(7) Does not include stock options for RCT shares, which the Company assumed on March 15, 1996 in the merger with RCT and were converted to options for 171,000 shares of Common Stock for Mr. Pauly, 114,000 shares for Mr. Carlson and 96,900 shares for Mr. Nunn.

OPTION GRANTS IN 1997

  The following table sets forth (i) grants of stock options made by the Company during 1997 to each of the named executive officers which grants were based on the Company's and their individual performance for 1996; (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees, (iii) the exercise price and expiration date of these options; and (iv) the estimated potential realizable values assuming certain stock price appreciation over the ten-year option term.

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                      POTENTIAL REALIZED
                                                                       VALUE AT ASSUMED
                                                                        ANNUAL RATES OF
                                    % OF TOTAL                            STOCK PRICE
                           SHARES    OPTIONS                             APPRECIATION
                         SUBJECT TO GRANTED TO EXERCISE OR              FOR OPTION TERM
                          OPTIONS   EMPLOYEES  BASE PRICE  EXPIRATION -------------------
          NAME           GRANTED(1)  IN 1997     ($/SH)       DATE       5%        10%
          ----           ---------- ---------- ----------- ---------- -------- ----------
Frank C. McDowell.......   30,000      7.5%      $24.625    2/13/07   $464,596 $1,177,377
Jay W. Pauly............   32,500      8.2%      $24.625    2/13/07   $503,312 $1,275,492
LeRoy E. Carlson........   25,000      6.3%      $24.625    2/13/07   $387,163 $  981,148
Byron M. Fox............   25,000      6.3%      $24.625    2/13/07   $387,163 $  981,148
John H. Nunn............   25,000      6.3%      $24.625    2/13/07   $387,163 $  981,148

--------
(1) All options shown in the table were granted under the Company's Amended and Restated 1992 Employee Stock Plan. The exercise price is 100% of the fair market value of the Common Stock on the date of grant. All options held by Messrs. McDowell, Pauly, Carlson and Nunn may become immediately exercisable upon termination of employment following a change in control. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements. Messrs. McDowell, Pauly, Carlson and Nunn immediately exercised, upon grant, options for 5,000, 7,500, 5,000 and 5,000 shares, respectively. See Stock Loans.

(2) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (ten years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock and the continued employment of the executive officer holding the option through its vesting period.

    The following table shows what the stock price would be at 5% and 10% annual appreciation from the option price of $24.625 over the ten-year option term.

                                                                      $24.625
                                                                   -------------
       YEAR                                                         5.0%   10.0%
       ----                                                        ------ ------
       1.........................................................  $25.86 $27.09
       2.........................................................  $27.15 $29.80
       3.........................................................  $28.51 $32.78
       4.........................................................  $29.93 $36.05
       5.........................................................  $31.43 $39.66
       6.........................................................  $33.00 $43.62
       7.........................................................  $34.65 $47.99
       8.........................................................  $36.38 $52.79
       9.........................................................  $38.20 $58.06
       10........................................................  $40.11 $63.87

OPTION GRANTS ON MARCH 2, 1998

  On March 2, 1998, the following options were granted to the named executive officers, based on the Company's and their individual performance in 1997:

                                                                      OPTIONS
       NAME                                                           GRANTED
       ----                                                           -------
       Frank C. McDowell............................................. 135,000(1)
       Jay W. Pauly..................................................  32,500(2)
       LeRoy E. Carlson..............................................  30,000(3)
       Byron M. Fox..................................................  15,000
       John H. Nunn..................................................  25,000(3)

  The above options were granted at the then market price of $26.875.
--------
(1) Includes 10,000 shares exercised immediately related to a stock loan (see Stock Loans).
(2) Includes 7,500 shares exercised immediately related to a stock loan (see Stock Loans).
(3) Includes 5,000 shares exercised immediately related to a stock loan (see Stock Loans).

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

  The following table sets forth (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 1997 by each of the named executive officers;
(ii) the total number of all outstanding unexercised options held by the named executive officers as of the end of 1997; and (iii) the aggregate dollar value of all such unexercised options based on the excess of the market price of the Common Stock over the exercise price of the option.

                                                                             VALUE OF UNEXERCISED
                          NUMBER OF                NUMBER OF UNEXERCISED         IN-THE MONEY
                           SHARES                   OPTIONS AT 12/31/97     OPTIONS AT 12/31/97(3)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
                         EXERCISE(1) REALIZED(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ----------- ----------- ----------- ------------- ----------- -------------
Frank C. McDowell.......    5,000          --       10,000      165,000    $   82,500   $1,714,375
Jay W. Pauly............    7,500          --      185,000       41,000    $2,464,905   $  258,625
LeRoy E. Carlson........   39,000     $470,730      93,000       32,000    $1,484,100   $  198,500
Byron M. Fox............    5,000          --       68,000       36,000    $  863,341   $  243,500
John H. Nunn............   37,000     $443,040      76,900       28,000    $1,219,240   $  156,500

--------
(1) The amounts shown for Messrs. McDowell, Pauly and Fox represent the immediate exercise of stock options granted, which shares represent collateral for stock loans. The amounts shown for Messrs. Carlson and Nunn include 5,000 shares each which represent the immediate exercise of options granted, which shares represents collateral for stock loans. See Stock Loans.

(2) Value realized is calculated by subtracting the total exercise price from the market value of the underlying Common Stock on the date of exercise. For the options exercised for stock loans on the date of grant, the exercise price was thus equal to the market price at the time of exercise.

(3) The market value of the Company's Common Stock at December 31, 1997 was $28.25 per share.

RETIREMENT PLAN (401(K) PLAN)

  The Company's Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Code. Under this plan, participating employees (including the named executive officers) may contribute up to 6% of their compensation, but not exceeding the amount allowed under applicable tax laws ($9,500 in calendar 1997), and the Company contributes 25% of the employee's contribution. All employees of the Company with one year of service are eligible to participate in the plan. The Company's contributions on behalf of employees who have been employed with the Company (including RCT) for at least five years are fully vested.

  In November 1997, the Company amended this plan, effective January 1, 1998, to increase the Company's matching to 75% of the employee's contribution, decrease the percentage of employee contributions eligible for Company matching to 4% and shorten the eligibility requirement to six months.

STOCK LOANS

  Since 1995, the Board has approved five-year loans aggregating $3,008,564 to the named executive officers for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the "Stock Loans"). The first of these loans was granted to Mr. McDowell on the date of his employment, and similar loans were granted to Messrs. Pauly, Carlson and Nunn on the date of their employment; Mr. Fox was granted a Stock Loan shortly after Mr. McDowell's initial loan. A provision in Mr. McDowell's employment agreement entitles him to the financial equivalent of an annual Stock Loan for 10,000 shares of Common Stock if certain Company performance goals are met. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Mr. McDowell--Future Awards. The Board has adopted the practice of making similar annual performance grants to the other named executive officers.

  The following table summarizes certain information concerning the Stock Loans granted to date.

                                                           TO EXERCISE
                                                   LOAN    OPTION FOR   INTEREST
       DATE                                       AMOUNT  NO. OF SHARES RATE(1)
       ----                                      -------- ------------- --------
     March 2, 1998:
       McDowell................................. $268,750    10,000        5.4%
       Pauly.................................... $201,563     7,500        5.4%
       Carlson.................................. $134,375     5,000        5.4%
       Nunn..................................... $134,375     5,000        5.4%
     February 13, 1997:
       McDowell................................. $123,125     5,000        5.4%
       Pauly.................................... $184,188     7,500        5.4%
       Carlson.................................. $123,125     5,000        5.4%
       Fox...................................... $123,125     5,000        5.4%
       Nunn..................................... $123,125     5,000        5.4%
     August 26, 1996:
       McDowell................................. $200,000    10,000        6.6%
     March 15, 1996(2):
       Pauly.................................... $266,250    15,000        7.1%
       Carlson.................................. $177,500    10,000        7.1%
       Nunn..................................... $177,500    10,000        7.1%
     August 28, 1995:
       Fox...................................... $159,063    10,000        7.9%
     June 5, 1995:
       McDowell................................. $612,500    40,000       8.25%

--------
(1) Payable quarterly except for Mr. McDowell's loans, for which interest accrues subject to forgiveness. The interest rate is equal to the dividend yield on the Common Stock purchased, on the loan date.

(2) Does not include $50,000 interest-free loans to each of Messrs. Pauly, Carlson and Nunn. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Messrs. Pauly, Carlson and Nunn-Interest-Free Loans.

  The Stock Loans are collateralized by the purchased shares with full recourse to the named executive officers. These loans are forgivable in whole or in part upon the achievement of Company performance goals related to growth in assets, growth in FFO per share relative to peers and stock price multiple relative to peers, and upon termination of employment, and under certain circumstances similar to the forgiveness applicable to Mr. McDowell's June 5, 1995 loan as described in Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Mr. McDowell--Stock Loan and Certain Severance Benefits and Messrs. Pauly, Carlson and Nunn--Certain Severance Benefits. Although the measurement period of one goal has occurred, pursuant to the terms of the loans there is no forgiveness until the five-year term is over.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

 Mr. McDowell

  Effective as of June 5, 1995 (the "Commencement Date"), the Company entered into a five-year employment agreement with Mr. McDowell. Certain material terms of the agreement are as follows:

  Base Salary and Annual Incentive Bonus. Mr. McDowell receives a current base salary of $348,917 per year and is eligible to receive an annual incentive bonus targeted at 50% of base salary and up to 100% of base salary based on achievement of predefined operating or performance criteria established by the Board, with emphasis on FFO per share (the "Annual Criteria").

  Stock Loan. On the Commencement Date, Mr. McDowell received a loan of $612,500 to exercise options to purchase 40,000 shares of Common Stock (at an exercise price of $15.32 per share) issued on that date (the "McDowell Stock Loan"). The McDowell Stock Loan bears interest at 8.25% per annum, compounded annually, with all principal and accrued interest payable in full on June 5, 2000 (the "Payment Date"); provided, however, that repayment of any principal and accrued interest under the McDowell Stock Loan (the "Loan Amount") will be forgiven in accordance with the following formulas (the "Performance Formulas"): (i) 20% of the Loan Amount will be forgiven if the gross book value of the Company's equity investments in real estate, investments in limited partnerships and mortgages is $937 million or more on the Payment Date, and a pro rata portion of 20% of the Loan Amount will be forgiven if such value is between $791 million and $937 million; (ii) 20% of the Loan Amount will be forgiven on the Payment Date if, on the second anniversary date of the McDowell Stock Loan, there has been an increase in FFO per share of the Common Stock for the two year period ending April 30, 1997 which is at or above the 80th percentile of the ten largest publicly-traded multifamily real estate investment trusts (the "Indexed REITs") for a comparable period, and a pro rata portion of 20% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; (iii) 30% of the Loan Amount will be forgiven if, on the Payment Date, there has been an increase in FFO per share of Common Stock for the three year period ending April 30, 2000 which is at or above the 80th percentile of the Indexed REITs, and a pro rata portion of 30% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; and (iv) 30% of the Loan Amount will be forgiven if, as of the Payment Date, the average of the FFO multiples of Common Stock as of December 31 of each of the five preceding years (computed in each case by dividing the market price of Common Stock on the last trading day of the calendar year by the preceding twelve months' FFO) is at or above the 80th percentile of the average multiple of the Indexed REITs for the same five year period, and a pro rata portion of 30% of the Loan Amount will be forgiven if such multiple is within the 50th and 80th percentiles. In addition, repayment of a pro rata portion of the Loan Amount will be forgiven by the Company upon termination of Mr. McDowell's employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

  Future Awards. Mr. McDowell will receive annual long-term incentive awards which, assuming achievement of applicable performance goals, will provide Mr. McDowell with the financial equivalent of (i) a forgivable performance-based five-year loan to purchase 10,000 shares of Common Stock pursuant to an immediately exercisable stock option, on terms similar to the McDowell Stock Loan (see Stock Loans), and (ii) performance options to purchase 50,000 shares of Common Stock at market value on the date of award (see Option Grants in 1997).

  Certain Severance Benefits. If, at any time during the five-year employment term, the employment of Mr. McDowell is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

  (i) Termination by the Company Without Cause. If Mr. McDowell is terminated without cause, Mr. McDowell would receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, all vesting restrictions on the 8,164 restricted shares awarded to him on the Commencement Date would be eliminated and the Loan Amount would be reduced based on a pro rata application of the Performance Formulas (the "Performance Adjustment"), taking into consideration the number of full months worked and the Company's performance data through the last quarter ended 45 days or more prior to the termination date.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, Mr. McDowell or his estate will receive a lump sum payment equal to the estimated annual bonus he would have received for the fiscal year in question (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to the date of death or disability), calculated on a prorated basis to the date of termination. In addition, the McDowell Stock Loan would be forgiven based on the Performance Adjustment, with any balance payable 15 days after termination.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation would be payable to Mr. McDowell and the outstanding balance of the McDowell Stock Loan, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

  (i) Termination by the Company Without Cause or by Mr. McDowell for Good Reason. If Mr. McDowell is terminated without cause within 12 months following a Change in Control (defined to include, without limitation, the acquisition by a person or group of beneficial ownership of 50% or more of the Company's outstanding securities and certain changes in the Board of Directors resulting from proxy contests or other actions by a person or group with beneficial ownership of 5% or more of the Company's outstanding securities), or if Mr. McDowell terminates his employment for Good Reason (defined as material changes in the executive's duties, responsibilities or authority or the Company's relocation of the executive outside of San Francisco) within 12 months after a Change in Control, he would receive the following benefits: (a) a lump sum payment equal to (x) two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years (based on his current base salary of $348,917 and assuming average incentive compensation in the maximum amount of $348,917, this payment would be $1,395,668) plus (y) the estimated annual bonus he would have received for the fiscal year in question (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to date), calculated on a prorated basis to the date of termination; (b) all unvested stock options held by Mr. McDowell would vest and be exercisable for a period of three months; (c) all vesting restrictions on his 8,164 restricted shares would be eliminated; and (d) the McDowell Stock Loan would be forgiven based on the Performance Adjustment, with any balance payable upon termination.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, Mr. McDowell or his estate would receive the same benefits described in paragraph (a)(ii) above.

  (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by Mr. McDowell without Good Reason within 12 months following a Change in Control, he would receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years ($697,834, assuming a $348,917 base salary and maximum incentive bonus). The outstanding balance of the McDowell Stock Loan would be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation would be payable to Mr. McDowell and the outstanding balance of the McDowell Stock Loan, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

  Any of the foregoing amounts payable to Mr. McDowell following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

 Messrs. Pauly, Carlson and Nunn

  Effective on March 15, 1996, the date of the merger with RCT, the Company entered into employment agreements with Jay W. Pauly, LeRoy E. Carlson and John H. Nunn. Each agreement is for an initial term of two years, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Certain material terms of these agreements are as follows:

  Base Salary. Mr. Pauly receives a current base salary of $260,000 per year, Mr. Carlson receives a current base salary of $237,500 per year and Mr. Nunn receives a current base salary of $200,000 per year. Each base salary will be subject to review each year with an expectation that base salary will increase in an amount at least equal to any increase in the Consumer Price Index for the San Francisco Bay Area over the preceding twelve months.

  Annual Incentive Bonus. Each executive shall be eligible to receive an annual incentive bonus targeted at 40% of base salary, in the case of Mr. Pauly, and 30% of base salary, in the case of Messrs. Carlson and Nunn. The amount of the annual bonus will be based on the achievement of predefined operating or performance goals and other criteria to be established by the Chief Executive Officer or the Compensation Committee of the Board.

  Interest-Free Loans. Upon their employment, Messrs. Pauly, Carlson and Nunn each received a $50,000 interest-free recourse loan (an "Interest-Free Loan") to be forgiven either on the fifth anniversary of the date of employment, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

  Certain Severance Benefits. If, at any time during any automatic one-year renewal period, the employment of Messrs. Pauly, Carlson or Nunn is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

  (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to his then annual base salary plus an amount equal to the average of his annual bonus over the most recent two years. In addition, the Interest-Free Loan will be forgiven and the Stock Loans will be forgiven based on a pro rata application of the Performance Formulas (the "Pro Rata Calculation"), taking into consideration the number of full months worked and the Company's performance data through the last quarter ended 45 days or more prior to the termination date.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus the executive would have received for the fiscal year in question (based on the previous or average annual bonus amounts) calculated on a prorated basis to the date of termination. In addition, the Interest-Free Loan will be forgiven and the Stock Loans will be forgiven based on the Pro Rata Calculation.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

  (i) Termination by the Company Without Cause or by the Executive for Good Reason. If the executive is terminated without cause within 12 months following a Change in Control or if the executive terminates his employment for Good Reason within 12 months after a Change in Control, the executive will receive the following benefits: (a) a lump sum payment equal to two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years; (b) all unvested stock options held by the executive would vest and be exercisable for a period of three months; and
(c) the Interest-Free Loan would be forgiven and the Stock Loans would be forgiven based on the Pro Rata Calculation, with any balance due immediately.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, the executive will receive the same benefits described in paragraph (a)(ii) above, reduced on a pro-rated basis to the date of termination.

  (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by the executive without Good Reason within 12 months following a Change in Control, the executive will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years. The outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  Any of the foregoing amounts payable to Messrs. Pauly, Carlson and Nunn following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION
                             OF EXECUTIVE OFFICERS

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

 General

  The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of outside directors.

  The objective of the Company's executive compensation program is to develop and maintain executive reward programs which contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants, incentive stock loans and, on occasion, restricted share grants (see Stock Loans). These elements are designed to operate on an integrated basis and together comprise total compensation value.

  Each year, the Committee reviews executive compensation in light of the Company's performance during the year against previously defined objectives and compensation data at companies that are considered comparable. In reviewing the Company's performance during 1997, the Committee considered a variety of additional factors, including the November 1997 transaction with Trammell Crow Residential-West. That transaction added 17 completed apartment communities totaling 4,786 units and eight communities under construction comprising approximately 2,445 units. Further, the Company added development and construction experience to the Company's management and third party property management capabilities. During 1997, pursuant to the Company's strategy, other apartment communities comprising 1,631 units were acquired and 10 commercial and retail properties were sold. FFO per share increased approximately 12.9% from 1996 levels and the stock price increased approximately 14.1% during the year. Total shareholder return, taking into account dividends paid and stock price appreciation, was approximately 19.7% for the year.

  It is the Committee's belief that, in light of current compensation levels of the Company's executive officers, the Company will not be affected by the provisions of Section 162(m) of the Code, which limits the deductibility of certain executive compensation. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m).

 Base Salary

  Base salary levels of the Company's key executives are largely determined through an evaluation of the responsibilities of the position held and the experience of the particular individuals and through a comparison with comparable companies in the real estate industry. In its determination of comparable companies, the Committee gives primary consideration to companies included in the equity REIT peer group used for the five-year comparison of total shareholder return (see Comparative Stock Performance). Salary information about comparable companies is surveyed by reference to public disclosures made by companies in the real estate industry. In addition, during 1997, the Committee used salary survey data supplied by an outside compensation consultant.

 Annual Cash Incentives

  The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers based on a percentage of the individual's base salary. For 1997, incentive awards were based on the achievement of predetermined corporate expectations and a subjective determination as to individual performance. In addition, the Committee used survey data supplied from the Company's outside compensation consultant relative to total cash compensation, including salary and cash incentive awards. For the executive officers other than the CEO, targeted annual cash incentive awards are between 30%-40% of base salary; for the CEO, the targeted annual cash incentive award is 50% of base salary with a maximum annual award of 100% of base salary. Overall, the Company performance expectations were exceeded in all material respects in 1997. The Summary Compensation Table shows cash incentive bonuses paid to the named executive officers for 1997 based on such performance.

 Stock Options, Incentive Stock Loans and Restricted Shares

  Stock options are designed to provide long-term (ten year) incentives and rewards tied to the price of the Common Stock. The Committee believes that stock options, which provide value to participants only when shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by executive officers. However, accumulation and retention of shares of Common Stock by officers is strongly encouraged.

  Stock options are awarded annually following the close of each year. The Company does not adhere to any firmly established formulas for the issuance of options to employees. During 1997, a total 30 officers and other employees received stock option grants. In 1998, the Company extended the program of granting stock options to additional qualified employees at the community management level and above. The Summary Compensation Table shows the options granted to the named executive officers for 1997. In determining the size of the grants to the named executive officers, the Committee assessed relative levels of responsibility, Company and individual performance and the long-term incentive practices of other comparable companies.

  In accordance with the provisions of the Company's 1992 Employee Stock Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Company's Common Stock.

  Pursuant to the 1992 Employee Stock Plan, in 1997, the Company funded $676,688 aggregate principal amount of incentive stock loans to the named executive officers. As more fully described in Stock Loans, these loans were used to exercise some of the options granted to the named executive officers under the Plan, and repayment of these loans may be forgiven in whole or in part upon achievement of certain Company performance goals and the Company's performance compared to the ten largest multifamily REITs. The Committee believes that these loans, by encouraging management's acquisition and retention of shares of Common Stock and by tying forgiveness to Company performance, provide even greater incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

  Under the 1992 Plan, the Committee may also award restricted shares as compensation, but has elected instead to concentrate incentive awards in stock options and stock loans. Currently, seven officers, each of whom is a vice president or higher of the Company, hold restricted share awards. No restricted share awards were made to any officers or employees of the Company in 1997.

CEO PERFORMANCE EVALUATION

  For 1997, the Committee evaluated Mr. McDowell's performance based on the factors discussed above under the caption "General," with particular emphasis on the achievement of operating, portfolio and performance objectives, growth in FFO per share and total shareholder return and corporate performance relative to multi-family peer groups. As a result of the Company's exceeding its corporate expectations and objectives for 1997 and Mr. McDowell's individual performance, which the Committee considered exceptional, he received 100% of his potential maximum annual cash incentive together with the incentive stock loan and stock option grants described in Stock Loans and Option Grants on March 2, 1998.

  The foregoing report is given by the members of the Compensation Committee, namely:

                                          L. Michael Foley, Chairman
                                          Gregory M. Simon
                                          John McMahan

                         COMPARATIVE STOCK PERFORMANCE

  The line graph below compares the cumulative total shareholder return on the Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the NAREIT Equity REIT Without Health Care Total Return Index over the same period. This comparison assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1992 and that all dividends were reinvested.
                                      LOGO

                          12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                          -------- -------- -------- -------- -------- --------
BRE Properties, Inc. .... $100.00  $111.00  $109.94  $137.34  $202.67  $242.82
S&P 500 Index............ $100.00  $110.09  $111.54  $153.47  $188.71  $241.82
NAREIT Equity REIT
 without
 Healthcare Index........ $100.00  $118.55  $119.50  $141.38  $191.93  $228.13

--------
(1) Indicates appreciation of $100 invested on December 31, 1992 in the Common Stock, S&P 500, and NAREIT Equity REIT Without Health Care Total Return Index securities, assuming reinvestment of dividends.

(2) The NAREIT Equity REIT Without Health Care Total Return Index includes 169 companies with aggregate equity capitalization (excluding operating units) of $121.8 billion.

                           AMENDING THE AMENDED AND
                            RESTATED NON- EMPLOYEE
                          DIRECTOR STOCK OPTION PLAN
                              (PROXY ITEM NO. 2)

  The Company's Amended and Restated Non-Employee Director Stock Option Plan (the "Plan") provides for the grant of stock options to non-employee directors of the Company in lieu of cash compensation. On March 2, 1998, the Board of Directors amended the Plan subject to approval of the Company's shareholders.

  The Plan was originally adopted and approved by the shareholders in 1994. On March 12, 1996, the shareholders approved amendments to the Plan providing for
(a) automatic annual grants of options to purchase 25,000 shares of Common Stock to each non-employee director of the Company, such options to be in lieu of annual retainer and meeting fees and (b) annual incentive grants of additional options for 5,000 shares to each non-employee director following any year that a stated performance standard is met. The currently proposed amendment includes (i) increasing the shares available under the Plan from 800,000 to 1,550,000 shares of Common Stock, (ii) providing for additional option grants for up to 8,000 shares per year per non-employee director for service on Board committees, (iii) modifying the annual incentive grant formula to provide for options for up to 5,000 shares per year, (iv) providing for payment of the exercise price and tax withholding using shares of Common Stock owned by a director, (v) providing for "reload" option grants in order to incentivize the directors to exercise options at an early date and to retain shares acquired upon the exercise of options, (vi) providing for acceleration of vesting of Plan options upon a change in control (as defined in the Plan) or upon a merger or similar transaction where the Company is not the surviving entity unless the transaction does not involve a change in control and the surviving entity assumes the options, and (vii) updating and conforming the Plan to recent amendments to SEC Rule 16b-3.

  The purpose of the Plan is to attract and retain experienced and knowledgeable persons to serve as directors through participation in stock ownership of the Company. The following summary of certain provisions of the amended Plan does not purport to be complete and is qualified in its entirety by reference to the Plan document, which is appended to this proxy statement.

  The Plan is designed to compensate the non-employee directors with stock options in lieu of annual retainer and Board and committee meeting fees. In addition to conserving cash, the Board believes that the Plan will increase the directors' proprietary interest in the Company and help align their interests with those of the shareholders. The number of annual options is based upon an estimated valuation of the options in comparison to the cash retainer and meeting fees that might otherwise be payable to the directors in light of their time commitment and contributions to the Company, which includes monthly Board meetings and numerous committee meetings (see Board and Committee Meetings; Compensation of Directors). Valuation changes in future years would not, however, affect the number of options granted.

ANNUAL STOCK OPTIONS

  Options for 25,000 shares of Common Stock are automatically granted to each director who is not an employee, on the date he or she becomes a director, and for an additional 25,000 shares on each subsequent anniversary date. The Chairman of the Board receives annual options totaling 50,000 shares. The proposed amendment adds additional annual option grants for 2,000 shares for each Board committee a non-employee director (other than the Chairman of the Board) serves and 6,000 shares for serving as chairman of a committee, subject to a maximum of 8,000 shares annually for all committee service.

ANNUAL INCENTIVE GRANTS

  If during the preceding year the growth in the Company's FFO per share, as determined by reference to the Company's annual consolidated financial statements, placed the Company above the 80th percentile in this category for the ten largest publicly traded multifamily REITs, the Plan provides for an option for an additional

5,000 shares, to be granted annually to each non-employee director. The proposed amendment provides that, beginning for 1998, if the growth in FFO per share placed the Company between the 50th and 80th percentile, the grant would be reduced ratably from 5,000 shares, so that at or below the 50th percentile the option would be for zero shares and at or above the 80th percentile the option would be for 5,000 shares. These options are fully vested upon grant.

RELOAD OPTIONS

  The proposed amendment adds a reload option feature to the Plan. When a non-employee director exercises a Plan option (including an option granted prior to the proposed Plan amendment) using already-owned shares of Common Stock, the director will automatically receive a new option for the amount of shares so delivered plus any shares delivered, or withheld from the exercise, to pay applicable withholding taxes. This reload option will be at strike price equal to the then current market price and have a term expiring on the same date as the original option that was exercised. The reload option will only vest and become exercisable if the director holds the "new" shares acquired upon exercise of the original option for 18 months or, if sooner, until 12 months prior to the expiration date of the reload option. However, a reload option will vest earlier upon either (i) a change in control (as defined in Plan subparagraph 4(e)), (ii) a director's retirement from the Board, or (iii) the director's death or disability, or personal hardship as determined by the Compensation Committee. The exercise of a reload option using stock will result in a further reload option being granted. Reload options will not be granted when a Plan option is exercised by a person who is no longer a director.

  The Board believes that the availability of reload options under the Plan will encourage directors to exercise their options at an early date rather than wait until near expiration, in that the reload concept in effect affords the directors the benefit of the original option for the entire option term, while permitting them to increase their current share holdings.

OPTION TERMS

  As provided under the existing Plan, all options granted under the Plan must have an exercise price which is not less than the fair market value of the shares on the date of grant, which is defined in the Plan as the closing sale price on the NYSE on the date of grant. Options granted under the Plan, other than reload options, have a term of ten years and become exercisable as to one-twelfth of the shares per month, so that the options are fully vested by the first anniversary of the date of grant; except for the incentive grants, which are fully vested when made. Once vested, the options remain exercisable for the duration of the ten-year option term. Plan options are not transferable in any manner other than by will or the laws of descent and distribution or as permitted in the Compensation Committee's discretion. As proposed to be amended, the Plan allows the directors to pay the exercise price of options by delivering to the Company, instead of cash, shares of Common Stock they already own with a fair market value equal to the exercise price. The amended Plan also allows the directors to elect to pay tax withholding on exercise of their options by (i) having the Company withhold from an exercise shares of Common Stock with a fair market value equal to the tax withholding amount or (ii) the director delivering to the Company other shares which the director already owns; the Company then remits to the taxing authorities cash equal to the value of the shares withheld or delivered.

SHARES AVAILABLE UNDER THE PLAN

  Under the proposed amendment, up to 1,490,000 shares of Common Stock will be available for stock options under the Plan, subject to anti-dilution adjustments, after deducting Plan options for 60,000 shares which previously have been exercised. At March 2, 1998, options were outstanding under the Plan for a total of 600,000 shares and options for 140,000 shares were available for future grant. If the proposed 750,000-share increase is approved by the shareholders, there will be authorized for future issuance under the Plan a total of 890,000 shares, of which options for approximately 40,000 shares for committee service will be granted on the date of shareholder approval of the amended Plan. When already-owned shares are delivered to pay the exercise price of a Plan option, only the net shares issued upon exercise will be deemed utilized in the Plan; therefore, reload options granted in respect of shares delivered upon exercise of an option will not utilize additional Plan shares. Any shares subject to an option (other than a reload option) that expires or terminates shall again be available for grant under the Plan.

  In addition to the Plan, the Company also has outstanding options, or authorized for future option grants, a total of 1,977,165 shares of Common Stock, consisting of (i) 1,642,105 shares under the Company's 1984 and 1992 employee stock plans, and (ii) various non-plan options totaling 335,060 shares, including an option for 100,000 shares held by Mr. McDowell and options totaling 211,060 shares held by Messrs. Pauly, Carlson and Nunn which were assumed in the RCT merger on March 15, 1996.

DURATION OF THE PLAN

  The Plan expires October 1, 2005, although shares of Common Stock can be issued after that date pursuant to options granted prior to expiration of the Plan.

ADMINISTRATION OF THE PLAN

  The Plan provides that it will be administered by the Board of Directors or the Compensation Committee. Because of the Plan's automatic formula provisions, administration does not involve decisions with regard to the granting of stock options. However, the Board or the Compensation Committee is authorized to make certain determinations and to do all things necessary or desirable in connection with the administration of the Plan.

AMENDMENT AND TERMINATION

  The Board of Directors may amend or terminate the Plan at any time, except that no amendment of the Plan may become effective without the approval of the shareholders if such amendment increases the maximum number of shares which may be purchased pursuant to the Plan, changes the purchase price of Plan options, or changes the option term or the expiration date of the Plan. A prior provision prohibiting amendment more than once every six months has been deleted in the amended Plan consistent with changes to SEC Rule 16b-3.

FEDERAL INCOME TAX CONSEQUENCES

  Options granted under the Plan are subject to the federal income tax consequences applicable to non-qualified stock options. In brief, although the grant of non-qualified stock options is not generally taxable to the optionee, upon exercise the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. The amount included in an individual's income as a result of the exercise of a non-qualified option will be treated as his or her basis in the shares acquired, and any remaining gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss, as the case may be.

ACCOUNTING CONSEQUENCES

  Under generally accepted accounting principles, as currently applied, there would be no accounting charge incurred by the Company with respect to options granted or exercised under the Plan. However, under Financial Accounting Standard 123 there is footnote disclosure in the Company's financial statements of the assumed value of the options granted, including reload option grants.

OPTIONS GRANTED TO NON-EMPLOYEE DIRECTORS UNDER THE PLAN

  The following table shows the annual options which may be granted under the Plan to the present non-employee directors in lieu of cash compensation, excluding any reload grants.

                                                      NUMBER OF SHARES
                                              ---------------------------------
                                               BOARD   COMMITTEE    INCENTIVE
                                              SERVICE  SERVICE(1)    GRANT(2)
                                              ------- ------------ ------------
Chairman of the Board........................  50,000         None  up to 5,000
Other Non-Employee Directors.................  25,000  up to 8,000  up to 5,000
All Non-Employee Directors as a group (7
 persons).................................... 200,000 up to 48,000 up to 35,000

--------
(1) Grants for 1998 are to be made upon the date of shareholder approval of the amended plan.

(2) Assuming the FFO growth per share criterion is achieved.

VOTE REQUIRED FOR APPROVAL; RECOMMENDATION OF BOARD OF DIRECTORS

  The approval of a majority of the shares present and voting at the meeting is required to approve the amended Plan. The Board of Directors has unanimously approved the amended Plan and unanimously recommends that shareholders vote FOR the amended Plan. If the amended Plan is not approved by the shareholders, the Plan as previously in effect will remain in effect.

                            PRINCIPAL SHAREHOLDERS

  The following table indicates the only persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of December 31, 1997 and the percentage of the outstanding shares of Common Stock that such shares represented at that date, based on information furnished by such holder or contained in filings made with the Securities and Exchange Commission.

                                                          NUMBER OF
                                                          SHARES OF   PERCENTAGE
   NAME AND ADDRESS                                      COMMON STOCK OF SHARES
   ----------------                                      ------------ ----------
   Prudential Life Insurance Company of America.........  3,713,313      8.9%
    751 Broad Street
    Newark, NJ 07102-3777
   State Farm Insurance Companies.......................  3,518,958      8.4%
    One State Farm Plaza
    Bloomington, IL 61701

                             SHAREHOLDER PROPOSALS

  Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting of Shareholders must submit the proposal to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809,
Attention: Secretary. Such proposal must be received not later than November 16, 1998 for inclusion, if appropriate, in the Company's proxy statement and form of proxy relating to next year's Annual Meeting.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

March 16, 1998

                      By Order of the Board of Directors

                             BRE PROPERTIES, INC.
                             AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                          (AS AMENDED MARCH 2, 1998)

  1. PURPOSE OF THE PLAN. The purpose of the Non-Employee Director Stock Option Plan (the "Plan") is to attract and retain the services of experienced and knowledgeable non-employee directors, to encourage them to devote their utmost effort and skill to the advancement and betterment of the Company, and to permit them to participate in the ownership of the Company through stock compensation in lieu of cash compensation. This plan amends the Company's Amended and Restated Non-Employee Director Stock Option Plan, as amended prior to March 2, 1998.

  2. DEFINITIONS. As used in the Plan and the related Option agreements, the following terms will have the meaning stated below:

    (a) "Board" means the Board of Directors of the Company.

    (b) A "Change in Control" occurs when any person or group, together with its affiliates and associates (other than the Company or any of its subsidiaries or employee benefit plans), acquires direct or indirect beneficial ownership of 32 percent or more of the then outstanding Shares or commences a tender or exchange offer for 40 percent or more of the then outstanding Shares. The terms "group," "affiliates," "associates" and "beneficial ownership" shall have the meanings ascribed to them in the rules and regulations under the Exchange Act.

    (c) "Company" means BRE Properties, Inc., a Maryland corporation.

    (d) "Code" means the Internal Revenue Code of 1986, as amended.

    (e) "Committee" means the Board or its Compensation Committee appointed by the Board to administer the Plan.

    (f) "Exchange Act" means the Securities Exchange Act of 1934.

    (g) The "Fair Market Value" of a Share on any date means the closing price per Share on the New York Stock Exchange for that day (or, if no Shares were publicly traded on that Exchange on that date, the next preceding day that Shares were so traded on that Exchange).

    (h) "Non-Employee Director" means a member of the Board who is not an employee of the Company.

    (i) "Option" means an option to purchase Shares.

    (j) "Optionee" means the holder of an Option.

    (k) "Option Price" means the price to be paid for Shares upon exercise of an Option.

    (l) "Shares" means shares of common stock $.01 par value per share of the Company.

    (m) "Subsidiary" means any corporation or other entity in which the Company owns, directly or indirectly, more than 50 percent of the total combined voting power.

  3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the power to interpret the Plan and prescribe, amend and rescind rules and regulations relating to it.

  4. PARTICIPATION IN THE PLAN.

  (a) Annual Grants in Lieu of Director Fees. Non-Employee Directors shall receive the following Options in lieu of cash for serving on the Board and attending meetings of the Board.

      (i) Initial Grants Upon Becoming a Non-Employee Director. Any person who becomes a Non-Employee Director shall automatically receive an Option for 25,000 Shares effective as of the date of their appointment or election to the Board.

      (ii) Subsequent Annual Grants. In addition to the Option grant provided for in subparagraph (i) above, each Non-Employee Director shall automatically receive an additional Option for 25,000 shares on each anniversary of the date of grant of the Option received pursuant to subparagraph (i) above.

  (b) Additional Annual Grant for Chairman of the Board. The Chairman of the Board shall receive, in addition to the annual Option granted under subparagraph (a), an Option for 25,000 Shares upon becoming Chairman and an additional Option for 25,000 Shares on each subsequent anniversary date.

  (c) Additional Annual Grants for Committee Membership. For serving on Board committees, Non-Employee Directors (other than the Chairman of the Board) shall receive an additional annual Option for 2,000 Shares for each committee the director serves on, or for 6,000 Shares for serving as chairman of a committee, to be granted initially on the date this amended Plan is approved by the shareholders of the Company and thereafter on the date a director joins a committee or becomes chairman, and on each subsequent anniversary of the initial grant date; provided that, no individual shall receive annual Options for more than 8,000 Shares pursuant to this subparagraph 4(c).

  (d) Annual Incentive Grants. In addition to the Options granted pursuant to subparagraphs (a)-(c) above, each Non-Employee Director shall receive an Option for the number of Shares set forth in the table below, following any fiscal year of the Company that the growth in the Company's funds from operations per share from the prior year, as determined by reference to the Company's annual consolidated financial statements, exceeds the 50th percentile of the ten largest publicly-traded multifamily Real Estate Investment Trusts based on total assets:

       PERCENTILE                         NO. OF SHARES
       ----------                         -------------
       80-100     5,000
       50-80      5,000 multiplied by X/30, with X equal to the percentile
                   above 50 (e.g., the 70th percentile = 20/30 x 5,000 = 3,333
                   Shares)
       0-50       zero

  The grant date for Options granted pursuant to this paragraph shall be the date, following publication of the Company's annual consolidated financial statements, that the reference information for the comparison REITs first becomes available.

  (e) Reload Grants. In the event an Optionee (1) exercises, in whole or in part, any Option granted under this Plan (including an Option granted under this Section 4(e)) by delivering (or attesting to ownership of) Shares instead of paying cash, as permitted by subparagraph 7(c), or (2) pays tax withholding by delivering Shares, or having Shares withheld, as permitted by subparagraph 7(g), the Optionee, if then still a Non-Employee Director, shall automatically receive on the date of such exercise a new Option (a "Reload Option") to purchase additional Shares equal to the number of Shares so delivered to, or withheld by, the Company. The Reload Option shall have an exercise price equal to the Fair Market Value per Share on the date the Reload Option is granted, shall expire the same date as the expiration date of the original Option so exercised, and shall vest and become exercisable if the Optionee holds all of the new Shares purchased (net of Shares withheld to pay taxes) under the original Option until the first to occur of (i) 18 months after grant of the Reload Option or (ii) 12 months before the expiration of the Reload Option. However, a Reload Option shall vest sooner upon the occurrence of any of the following: (a) a Change in Control, (b) the Optionee's retirement from the Board, or (c) the Optionee's death, disability, or personal hardship as determined by the Committee.

  5. SHARES SUBJECT TO PLAN. The maximum number of Shares which may be issued pursuant to Options under the Plan shall be 1,550,000, subject to adjustment in accordance with Section 8. In the event that any outstanding Option (other than a Reload Option) shall expire or terminate for any reason, the Shares allocable to the unused portion of that Option will again be available for additional Options under the Plan. If an Option is exercised by delivery of Shares as permitted by subparagraph 7(c), only the number of Shares issued upon exercise net of the Shares so delivered shall be deemed utilized for purposes of determining the maximum number of Shares available for future Options under the Plan.

  6. TRANSFERABILITY. Except as permitted by the Committee in accordance with the rules and regulations promulgated under the Exchange Act with respect to any exemption from the short-swing profit provisions of Section 16(b) of that Act, Options granted under the Plan shall not be transferable by the holder other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

  7. TERMS AND CONDITIONS OF OPTIONS. The Options granted hereunder will not be "incentive stock options" under Section 422 of the Code. Each Option Agreement shall state the number of Shares subject to the Option, the Option Price, the Option period, the method of exercise, the manner of payment, any restrictions on transfer, and such other terms and conditions as the Committee shall determine consistent with the Plan and the following:

    (a) Option Price. The price to be paid for Shares upon the exercise of an Option shall be 100% of the Fair Market Value of the Shares on the date the Option is granted.

    (b) Expiration of Option. No Option shall be exercisable after the expiration of ten years from the date of grant. A Reload Option shall expire as provided in subparagraph 4(e).

    (c) Payment of Option Price. Upon exercise of an Option, the Option Price for the Shares to which the exercise relates shall be paid in full (i) in cash or (ii) by delivery to the Company (including delivery by attestation of ownership) of Shares owned by the Optionee and valued at Fair Market Value on the date of exercise; provided that, any such already-owned Shares delivered to pay the exercise price, if originally acquired by the Optionee from the Company, shall have been held at least six months.

    (d) Vesting of Options. Each Option granted under subparagraphs 4(a)-(c) shall vest and become exercisable as to 1/12 of the shares subject to the Option on each monthly anniversary date beginning on the grant date of the Option, subject to the Optionee's continuing service as a director, chairman or committee member, so that an Option shall have become fully vested one year after the grant date; provided that upon a Change in Control, all unvested options shall become fully vested. Incentive grants under subparagraph 4(d) shall be fully vested upon grant. A Reload Option shall vest as provided in subparagraph 4(e).

    (e) Termination of Director Status. Termination of an Optionee's status as a director of the Company shall not affect the ability of the Optionee or the Optionee's estate to exercise, until the expiration date thereof, any Options which have vested prior to the termination date.

    (f) Rights as Shareholder. No Optionee shall have rights as a shareholder with respect to Shares acquired under the Plan unless and until the stock certificates for such Shares are delivered to him or her.

    (g) Tax Withholding. Option exercises are subject to withholding of all applicable taxes, which withholding shall be satisfied by the Optionee's cash remittance or (to the extent permitted by the Committee) through the delivery or surrender to the Company of Shares, valued at Fair Market Value, which the Optionee owned prior to exercise or to which the Optionee is otherwise entitled upon exercise of an Option; provided that, any such already-owned Shares delivered to pay withholding taxes, if originally acquired by the Optionee from the Company, shall have been held at least six months.

  8. CAPITAL ADJUSTMENTS; REORGANIZATION. The aggregate number of Shares with respect to which Options may be granted hereunder, the number of Shares thereof covered by each outstanding Option and the purchase price per Share shall be proportionately adjusted for changes in the capitalization of the Company resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock A-3 split, reverse stock split, or other subdivision or consolidation of shares or the like. No fractional shares shall be issued, and any fractional shares resulting from the adjustments contemplated by this subparagraph shall be eliminated from the respective Option.

  If the Company merges or consolidates with another entity and is not the surviving entity, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while unexercised Options remain outstanding under the Plan, then either (a) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of any outstanding Option shall be entitled, upon exercise of an Option, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of Shares equal to the number of Shares as to which the Option may be exercised; or (b) all Options, from and after a date at least 30 days prior to the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, shall be exercisable in full and all outstanding Options which are so exercisable prior to the effective date of such merger consolidation, liquidation, sale or other disposition may be canceled by the Committee in its discretion, as of such effective date.

  9. EXCHANGE ACT SECTION 16. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  10. DURATION OF THE PLAN. This Amended and Restated Plan, as amended March 2, 1998, shall be deemed effective on March 2, 1998, if no later than March 1, 1999 the Plan has been approved by the affirmative vote of a majority of the outstanding shares of voting stock of the Company present and voting in person or by proxy at a duly held shareholder meeting. If not so approved, the Plan as previously amended shall remain in effect. The Plan shall terminate on October 1, 2005, but may be sooner terminated by the Board at any time. Expiration, termination or amendment of the Plan will not affect any Options then outstanding.

  11. AMENDMENT OF THE PLAN. The Board may amend or terminate the Plan at any time; provided, however, that no such amendment shall, without the approval of the holders of a majority of the outstanding shares of voting stock of the Company present and voting at a duly held shareholder meeting, (i) increase the maximum number of Shares which may be purchased pursuant to the Plan, (ii) change the purchase price, or (iii) change the Option period or increase the time limitation on the grant of Options under the Plan.

                                      LOGO



                                      LOGO
                           PRINTED ON RECYCLED PAPER

---------------------------------------------------------------
PROXY CARD


                              BRE PROPERTIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned hereby appoints Frank C. McDowell, John McMahan and LeRoy E. Carlson, or any of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties, Inc. the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc. The Meeting will be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California at 10:00 a.m., Pacific time, on April 14, 1998. By signing this proxy, the undersigned also authorizes each designated proxy to vote at his or her discretion on any other matter that may properly come before the Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted FOR election of all nominees for Director and FOR Item 2.


     (Continued, and to be signed and dated on the reverse side).

----------------------------------------------------------------
                              FOLD AND DETACH HERE
----------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE      PLEASE MARK YOUR
FOR EACH ITEM LISTED BELOW.                   VOTES AS INDICATED IN THIS
                                              EXAMPLE / X /



1. ELECTION OF DIRECTORS
 FOR all            WITHHOLD AUTHORITY         *EXCEPTIONS              Nominees:  01 Arthur G. von
 nominees           to vote for all nominees                            Thaden and 02 Roger P.
 listed to          listed to the right                                 Kuppinger
 the right
  /     /               /     /                  /    /

                                                                        (INSTRUCTIONS:  To withhold
                                                                        authority to vote for any
                                                                        individual nominee, mark the
                                                                        "Exceptions" box and write that
                                                                        nominee's name in the space
                                                                        provided below.)

                                                                        *Exceptions _______________________________

-----------------------------------
2. APPROVAL OF INCREASING AND
   AMENDING THE AMENDED AND
   RESTATED DIRECTOR STOCK
   OPTION PLAN

   FOR       AGAINST       ABSTAIN
 /     /     /    /        /    /

Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Dated: ______________, 19__

___________________________
 Signature of Shareholder


Votes MUST be indicated in Black or Blue Ink.


Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.


--------------------------------------------------------
                         -    FOLD AND DETACH HERE    -


                               VOTE BY TELEPHONE

                      QUICK  * * *  EASY  * * *  IMMEDIATE


Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 . You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.


OPTION #1:  To vote as the Board of Directors recommends on ALL proposals:
--------------------------------------------------------------------------
            Press 1.
            --------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2:  If you choose to vote on each proposal separately, press 0.  You
----------------------------------------------------------------------------
            will hear these instruction:
            ----------------------------


 Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

             To Withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

 Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.


          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
          ------------------------------------------------------------


CALL  * *  TOLL FREE  * *  ON A TOUCH TONE TELEPHONE        CONTROL NUMBER

     1-800-840-1208 ANYTIME

THERE IS NO CHARGE TO YOU FOR THIS CALL.